Filed Pursuant to Rule 433

Registration Statement No. 333-202524

STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure	An approximately equally weighted basket of three financial sector stocks (the “Basket”) comprised of Citigroup Inc. (NYSE Symbol: “C”), JPMorgan Chase & Co. (NYSE Symbol: “JPM”) and Morgan Stanley (NYSE Symbol: “MS”) (each, a “Basket Stock”)
Automatic Call	Automatic call if the Observation Level of the Basket on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level	The value of the Market Measure on the applicable Observation Date (as described in the Preliminary Offering Documents)
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Premium

In the event of an automatic call, the amount payable per unit will be:

• [$10.550 to $10.750] if called on the first Observation Date

• [$10.825 to $11.125] if called on the second Observation Date

• [$11.100 to $11.500] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Basket, with up to 100% of the principal amount at risk
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on any of the Observation Dates will be equal to or greater than the starting value and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment will be capped at the Call Premium, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/83246/000114420415037530/v413335_fwp.pdf
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
•	Your investment return is limited to the applicable Call Premium and may be less than a comparable investment directly in the Basket Stocks.
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the issuers of the Basket Stocks.
•	We do not control any company included in the Basket and are not responsible for any disclosure made by any of those companies. The companies included in the Basket will have no obligations relating to the notes.
•	The payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks.
•	The Basket Stocks are concentrated in the financial sector. Adverse conditions in the financial services sector may reduce your return on the notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.